FORM 4              U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE INSTRUCTION 1(b).


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*

  Nugent                             James                           G.
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  (Last)                             (First)                         (Middle)

  c/o Mack-Cali Realty Corporation
  11 Commerce Drive
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                                    (Street)

  Cranford                           NJ                               07016
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Mack-Cali Realty Corporation (CLI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   6/98
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

                  Director                         10% Owner
           -----                           ------
             X    Officer                          Other
           -----  (give title below)       ------  (specify below)

                        Senior Vice President - Leasing
                     -------------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

       X     Form filed by One Reporting Person
    -------
             Form filed by More than One Reporting Person.
    -------

                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                             (Instr. 8)     (Instr. 3,4 and 5)            Owned at        (D) or        Ownership
                                 (Month/  ------------   --------------------------       End of Month    Indirect      (Instr. 4)
                                 Day/                              (A) or                 (Instr. 3       (I)
                                 Year)     Code    V      Amount   (D)       Price        and 4)          (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------
Common Stock                  6/9/98      M(1)           1,360     A         $17.25                     D
--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------
Common Stock                  6/9/98      S(1)           1,360     D         $36.188    20,205          D
--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                       (Print or Type Responses)

                                                                          (Over)


FORM 4 (CONTINUED)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of         (Month/Day/     (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                             (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                                                                  Date
                                                                                                                  Exer-   Expiration
                                                                    Code      V         (A)        (D)            cisable Date
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Employee Stock Option
(Right to Buy)                   $17.25           6/9/98              M                               1,360       (2)      4/20/05
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
   (Instr. 3 and 4)                                  Owned at End of Month        Direct (D) or                (Instr. 4)
------------------------                             (Instr. 4)                   Indirect (I) (Instr. 4)
  Title      Amount or
             Number of
             Shares
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock 1,360                                107,666                     D
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

(1) The reporting person obtained and sold the Common Stock as a result of the cashless exercise of Employee Stock Options.
(2) On April 20, 1995, the reporting person was granted an option to purchase 19,000 shares of Common Stock. The option vested in three equal annual installments beginning December 31, 1995.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                   /s/ James G. Nugent
                              ------------------------------------
                              ** Signature of Reporting Person    7/10/98 Date

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                   (Print or Type Responses)

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